ANNUAL REPORT
Chevy Chase Auto Receivables Trust 1998-2
$ 153,615,935.94 5.97% Auto Receivables Backed Certificates
For the Year Ended December 31, 1998




         PRINCIPAL    INTEREST      NET       NET        30 +      DELQ.
            DIST        DIST       LOSSES    LOSS %     DELQ.        %
        ____________ ___________ ___________ ________ ____________ _______
 Jan-98           0           0           0     ERR             0     ERR
 Feb-98           0           0           0     ERR             0     ERR
 Mar-98           0           0           0     ERR             0     ERR
 Apr-98           0           0           0     ERR             0     ERR
 May-98           0           0           0     ERR             0     ERR
 Jun-98           0           0           0     ERR             0     ERR
 Jul-98   3,135,779   2,091,592           0    0.00%    4,735,930    0.00%
 Aug-98   3,120,797   2,111,683       9,747    0.00%    7,928,180    3.21%
 Sep-98   2,998,492   1,983,486      57,331    0.08%   11,312,711    5.49%
 Oct-98   3,683,731   1,911,557     315,399    0.49%   12,114,806    8.04%
 Nov-98   4,698,139   1,859,170     631,214    2.78%   12,433,762    8.90%
 Dec-98   4,971,139   1,769,395   1,079,532    5.76%   12,961,723    9.46%
        ____________ ___________ ___________
 Totals  22,608,077  11,726,883   2,093,223

  ** The date represents the month of the Distribution date, the information is from activity of the previous month.